UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 3, 2007

CHINA BAK BATTERY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49712	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 8977-0093
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b, c) On August 3, 2007, Mr. Tony Shen was appointed as the Chief Financial Officer and Secretary of China BAK Battery, Inc. (the “Company”). Mr. Shen, age 40, has been serving as the Company’s Vice President of Strategic Development since joining the Company in May 2007. Prior to joining the Company, Mr. Shen was Acting CFO at eLong Inc. (NASDAQ: LONG) from 2006 to April 2007. Prior to joining eLong, he was at China Netcom and its affiliated companies from 2003 to 2005, where he served as CFO and Vice President of Finance for Joyzone Networks, an affiliate of China Netcom, and as General Manager of Overseas Investment Management, China Netcom International. Prior to joining China Netcom, Mr. Shen served in several senior finance roles at Solectron Corporation (NYSE: SLR) in the U.S. from 1999 to 2003. Mr. Shen received a BE in Electrical Engineering from Tsinghua University and an MBA from Columbia Business School.

There are no arrangements or understandings between Mr. Shen and any other persons pursuant to which he was selected as Chief Financial Officer and Secretary, and there are no reportable transactions under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Shen and any other director or executive officer of the Company.

Also on August 3, 2007, in connection with the appointment of Mr. Shen, Mr. Yongbin Han resigned as the Chief Financial Officer and Secretary of the Company. Mr. Han will continue to serve as the Company’s Vice President of Finance. He will support the CFO in management of the Accounting and Treasury functions, and government and bank relationship in China. Mr. Han’s resignation is not in connection with any disagreement with the Company on any matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

	By:	/s/ Xiangqian Li
Xiangqian Li
Chairman, CEO & President

Date: August 3, 2007